McGladrey & Pullen
                           Casper, Wyoming


Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for EMC Energies, Inc. and on September 26, 1990 we reported on the financial statements of EMC Energies, Inc. as of and for the years ended June 30, 1990 and 1989. We have not preformed any audit services for EMC Energies, Inc. since 1990. On November 29, 1999, we were notified that other auditors were engaged as independent accountants of EMC Energies, Inc. for 1998 and 1999. We have read EMC Energies, Inc's statements included under Item 8 of its Form 10-KSB for June 30, 1998 and we agree with such statements.


Casper, Wyoming
December 3, 1999